Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Arista Networks, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Title of Securities to be Registered	Fee Calculation Rule	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share, reserved for issuance pursuant to the 2014 Employee Stock Purchase Plan	457 ( c) and (h)	3,069,488	(2)	$111.278	(4)	$341,566,485.66	$110.20 per $1,000,000	$37,640.63
Equity	Common Stock, par value $0.0001 per share, reserved for issuance pursuant to the 2014 Equity Incentive Plan	457 ( c) and (h)	9,208,466	(3)	$130.915	(5)	$1,205,526,326.39	$110.20 per $1,000,000	$132,849.00
Total Offering Amounts							$1,547,092,812.05		$170,489.63
Total Fee Offset									$—
Net Fee Due									$170,489.63

(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, $0.0001 par value per share ("Common Stock"), that become issuable under the Registrant’s 2014 Employee Stock Purchase Plan (the “ESPP”) or 2014 Equity Incentive Plan (the "2014 Plan") by reason of an event such as any stock split, stock dividend or similar adjustment effected without the Registrant’s receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2)Reflects an automatic annual increase of 3,069,488 on January 1, 2023 to the number of shares of Registrant’s Common Stock reserved for issuance under the ESPP, which annual increase is provided for in the ESPP.
(3)Reflects an automatic annual increase of 9,208,466 on January 1, 2023 to the number of shares of Registrant’s Common Stock reserved for issuance under the 2014 Plan, which annual increase is provided for in the 2014 Plan.

(4)Estimated in accordance with paragraphs (c) and (h) of Rule 457 under the Securities Act solely for the purpose of calculating the registration fee on the basis of 85% of $130.915 per share, which represents the average of the high and low price per share of the Registrant’s common stock on February 6, 2023 as reported on the New York Stock Exchange. Pursuant to the 2014 ESPP, the purchase price of the shares of the Registrant’s common stock reserved for issuance thereunder will be at least 85% of the lower of the fair market value on (i) the first trading day of the offering period or (ii) the purchase date.
(5)Estimated in accordance with Rules 457 (c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $130.915 per share, which represents the average of the high and low prices of the registrant’s common stock on February 6, 2023, as reported on the New York Stock Exchange.